Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Patrick Fitzgerald Mylan Laboratories Inc. 724.514.1800

Kris King Mylan Laboratories Inc. 724.514.1800
Mylan Increases Fiscal 2007 Adjusted Guidance to $1.35 to $1.55 per Diluted
Share and Reports Record Diluted EPS of $0.35 for the First Quarter of Fiscal 2007
PITTSBURGH, PA — July 26, 2006 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the first quarter of fiscal 2007 ended June 30, 2006, which included record GAAP earnings per diluted share of $0.35 and record first quarter net revenues of $348.8 million. Mylan also announced that it is increasing its fiscal 2007 adjusted guidance to $1.35 to $1.55 per diluted share, which excludes approximately $0.06 per diluted share of expense related to stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which was adopted by the Company on April 1, 2006.
Adjusted diluted EPS for the first quarter of fiscal 2007 was $0.37, which excludes approximately $0.02 per diluted share related to incremental stock-based compensation expense. By comparison, adjusted diluted EPS for the first quarter of fiscal 2006 was $0.26 and GAAP diluted EPS was $0.16. Net earnings for the first quarter of fiscal 2007 were $75.6 million compared to $42.9 million in the same prior year period.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are extremely pleased with our quarterly results, which include the highest quarterly EPS in the Company’s history and demonstrate our ability to maintain and enhance our market-leading position by continuing to successfully navigate this highly competitive industry. We are also pleased to announce that we are increasing our fiscal 2007 adjusted guidance to $1.35 to $1.55 per share. It should be noted that our increased guidance still reflects the potential for additional competition on fentanyl during the year.”
Mr. Coury further commented: “In addition to fentanyl’s (Mylan’s silicone matrix transdermal patch) contribution to the quarter, we are not seeing the erosion in our core generic business that we had originally forecasted. Instead, we are experiencing price stabilization on many of our products along with significant unit increases, further demonstrating our unique position in the industry with our broad-based, balanced product portfolio combining niche products with a wide offering of the more highly competitive products designed to meet the needs of our customers.”
Mylan is providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Adjusted earnings per diluted share for fiscal 2007 excludes incremental stock-based compensation expense incurred as a result of the Company’s adoption of SFAS 123(R) on April 1, 2006. Adjusted earnings per diluted share for fiscal 2006 does not include the following items: (1) certain research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan closed in the first quarter, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for both periods, as well as adjusted diluted EPS guidance to GAAP diluted EPS guidance appears below.
Financial Summary
Net revenues for the first quarter of fiscal 2007 increased by 9% or $27.8 million to $348.8 million from $321.0 million in the same prior year period. This increase was due in large part to increased sales of fentanyl, and was primarily volume driven as doses shipped increased by over 15% from the first quarter of fiscal 2006.
The results for the first quarter of fiscal 2007 included other revenues of $7.4 million compared to $2.4 milli on in the same prior year period. The increase was primarily due to revenue recognized on the sale of Mylan’s Apokyn® product in the third quarter of fiscal 2006.
Gross profit for the first quarter of fiscal 2007 increased by 12% or $20.4 million to $188.2 million from $167.8 million in the same prior year period, while margins increased to 52.8% from 51.9%. Earnings from operations were $117.1 million for the three months ended June 30, 2006, an increase of $57.6 million from the same prior year period. The increase in gross profit and lower overall operating expenses were responsible for the increase in earnings from operations.
Research and development (“R&D”) expenses decreased by $4.0 million to $21.2 million from $25.2 million in the same prior year period, while selling, general and administrative (“SG&A”) expenses decreased by $21.3 million to $49.8 million from $71.1 million. The decrease in SG&A expenses is a direct result of cost savings realized from the closure of Mylan Bertek in the first quarter of the prior year.
Other income for the first quarter of fiscal 2007 was $9.6 million. Included in other income is approximately $5.0 million from Mylan’s equity investment in Somerset Pharmaceuticals as a result of a cash payment received. The remainder consists primarily of interest income. Interest expense for the current quarter was $10.4 million.
Refinancing of Credit Facility
Mylan also closed on its refinancing of its senior secured credit facility with a new $700.0 million unsecured revolving credit facility. Borrowings under the new credit facility in the amount of $187.0 million were used to repay the term loan which had existed under Mylan’s former credit facility. The remaining unused portion of the new revolving credit facility will be available for general corporate purposes, including acquisitions.

Fiscal 2007 Guidance
Mylan today provided updated guidance for fiscal 2007 of $1.35 to $1.55 per share, adjusted, with the following expectations of its key business drivers:

Total Revenues	$1.39 billion to $1.46 billion
Gross Margins	52% – 55% of revenues
Research & Development Expense	6% – 8% of revenues
Selling, General & Administrative Expense	12% – 14% of revenues
Operating Margins	32% – 36% of revenues
Tax Rate	35% – 36% of pre-tax income
Fiscal 2007 guidance does not include approximately $0.06 per diluted share of expense related to stock-based compensation as a result of our adoption of SFAS No. 123(R) effective on April 1, 2006.
Financial performance in the generic pharmaceutical industry is difficult to predict given its regulatory environment, competition within the industry at market formation and throughout a product’s life cycle, the increasingly litigious nature of the research and development and product approval process, and other risks associated with Mylan’s business. Therefore, when developing financial guidance, management probability weighs factors that it believes could influence results of operations. For risk factors associated with the Company’s business, including future financial performance, please read carefully the Company’s most recently filed annual report on Form 10-K and other periodic SEC filings.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to the adoption of SFAS 123(R), the restructuring that occurred during fiscal 2006 and the outlicensing of the Company’s nebivolol product completed in the fourth quarter of the prior year, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of adjusted diluted EPS to GAAP diluted EPS:

	Three months ended	Three months ended
	June 30, 2006	June 30, 2005
Adjusted diluted EPS	$0.37	$0.26
Stock based compensation	(0.02)	$—
Mylan Bertek and nebivolol expenses	—	(0.05)
Restructuring charges and other non-recurring expenses	—	(0.02)
Contingent legal liability	—	(0.03)

GAAP diluted EPS	$0.35	$0.16

Below is a reconciliation of the Company’s range of adjusted diluted EPS Guidance to GAAP diluted EPS Guidance:

	Fiscal 2007
	Low	High
Adjusted diluted EPS	$1.35	$1.55
Stock-based compensation	(0.06)	(0.06)

GAAP diluted EPS	$1.29	$1.49

Conference Call and Live Webcast
Mylan will host a conference call and live webcast to discuss its first quarter 2007 financial results on Wednesday, July 26, 2006, at 10 a.m. ET. The dial-in number to access this call is (877) 704-5386 or (913) 312-1302 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 3406811. The replay will be available from approximately 12 p.m. ET on July 26, 2006, through 12 p.m. ET on August 2, 2006. To access the live webcast, go to Mylan’s Web site at www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until August 2, 2006.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s fiscal 2007 earnings guidance, the maintenance and enhancement of its market positions, the future of abusive brand pharmaceutical tactics and the Company’s long-term growth prospects. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item 1A of the Company’s Form 10-K for the year ended March 31, 2006, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that it’s Quarterly Report on Form 10-Q is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries: Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories Inc. Mylan develops, manufactures and markets an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	June 30, 2006	June 30, 2005

Net revenues	$348,789	$321,010
Other revenues	7,351	2,368

Total revenues	356,140	323,378

Cost of sales	167,940	155,544

Gross profit	188,200	167,834

Operating expenses:
Research and development	21,225	25,180
Selling, general and administrative	49,826	71,089
Litigation settlements, net	—	12,000

Total operating expenses	71,051	108,269

Earnings from operations	117,149	59,565

Interest expense	10,359	—
Other income, net	9,584	5,556

Earnings before income taxes	116,374	65,121
Provision for income taxes	40,787	22,206

Net earnings	$75,587	$42,915

Earnings per common share:
Basic	$0.36	$0.16

Diluted	$0.35	$0.16

Weighted average common shares:
Basic	209,955	269,445

Diluted	214,791	273,262

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2006	March 31, 2006

Assets:
Current assets:
Cash and cash equivalents	153,923	150,124
Marketable securities	414,001	368,003
Accounts receivable, net	269,473	242,193
Inventories	289,755	279,008
Other current assets	165,630	152,572

Total current assets	1,292,782	1,191,900
Non-current assets	691,478	678,626

Total assets	$1,984,260	$1,870,526

Liabilities
Current liabilities	294,321	265,250
Long-term debt	685,570	685,188
Other non-current liabilities	133,816	132,437

Total liabilities	1,113,707	1,082,875
Total shareholders’ equity	870,553	787,651

Total liabilities and shareholders’ equity	$1,984,260	$1,870,526